Filed Pursuant to Rule 433
Registration Statement No. 333-252957
June 30, 2021

NEWS RELEASE

ORLA MINING ANNOUNCES US$35 MILLION FINANCING

VANCOUVER, BC – June 30, 2021 – Orla Mining Ltd. (TSX: OLA; NYSE American: ORLA) (“Orla” or the "Company") is pleased to announce a non-brokered prospectus financing consisting of 9,085,263 common shares (the “Common Shares”) priced at C$4.75 per common share for total gross proceeds of US$35,000,000 (C$43,155,000) (the “Offering”).

The Offering has been subscribed to by accredited investors under applicable securities laws, including a large institutional investor (the “Investor”), Pierre Lassonde, Agnico Eagle Mines Limited (“Agnico Eagle”), and Trinity Capital Partners Corporation (“Trinity”). The Company has entered into a binding commitment letter with the accredited investors with respect to the Offering, where such parties have agreed, subject to certain customary conditions and the execution of a formal subscription agreement, to purchase the Common Shares.

“We are pleased to add another large, reputable institution as an Orla shareholder, and we believe this placement reflects on our growing reputation as a company that delivers value,” said Jason Simpson, President and Chief Executive Officer of Orla Mining. “We would also thank our existing shareholders for their continued support, notably Pierre Lassonde, Agnico Eagle, and Trinity Capital Partners.”

The net proceeds from the financing will be used for development activities at the Camino Rojo Oxide Gold Project and at the Cerro Quema Oxide Gold Project, exploration activities, technical studies on the Camino Rojo Sulphide Project, and for general corporate purposes.

The Common Shares will be offered in Canada by way of a prospectus supplement to be filed in all provinces and territories of Canada, except Québec, and in the United States pursuant to a “shelf” registration statement on Form F-10 (File No. 333-252957) previously filed and declared effective by the U.S. Securities and Exchange Commission (SEC) on March 15, 2021 under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States. The Offering will be made only by means of a prospectus supplement and accompanying prospectus that forms a part of the registration statement. The prospectus supplement relating to the Common Shares will be filed by the Company on SEDAR and with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained under the Company’s profile at www.sedar.com and at the SEC's website under the Company’s profile at www.sec.gov.

The Offering is expected to close on or about July 14, 2021 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals and listings, including the approval of the Toronto Stock Exchange and the NYSE American.

This press release shall not constitute investment advice or an offer to sell or the solicitation of an offer to buy securities in the United States or in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the requirements of the United States Securities Act of 1933 Act, as amended, or qualification under applicable state securities laws.

NEWS RELEASE

Agnico Eagle and Mr. Pierre Lassonde are insiders of the Company. Their participation in the Offering constitutes a related party transaction for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Offering does not result in a material change to their respective shareholdings. The Company is relying on the exemption from the formal valuation and minority approval requirements set out in sections 5.5(a) and 5.7(a) of MI 61-101 as the fair market value insofar as it relates to interested parties is not more than 25% of Orla’s market capitalization. The Company did not file a material change report 21 days prior to closing of the Offering as the participation of insiders of the Company in the Offering had not been confirmed at that time.

About Orla Mining Ltd.

Orla is developing the Camino Rojo Oxide Gold Project, an advanced gold and silver open-pit and heap leach project, located in Zacatecas State, Central Mexico. The project is 100% owned by Orla and covers over 160,000 hectares. The technical report for the 2021 Feasibility Study entitled “Unconstrained Feasibility Study NI 43-101 Technical Report on the Camino Rojo Gold Project – Municipality of Mazapil, Zacatecas, Mexico” dated January 11, 2021, is available on SEDAR and EDGAR under the Company's profile at www.sedar.com and www.sec.gov, respectively. The technical report is also available on Orla’s website at www.orlamining.com. Orla also owns 100% of the Cerro Quema Project located in Panama which includes a near-term gold production scenario and various exploration targets. The Cerro Quema Project is a proposed open pit mine and gold heap leach operation. Please refer to the “Cerro Quema Project – Pre-feasibility Study on the La Pava and Quemita Oxide Gold Deposits” dated August 15, 2014, which is also available on SEDAR at www.sedar.com.

For further information, please contact:

Jason Simpson
President & Chief Executive Officer

Andrew Bradbury
Director, Investor Relations

www.orlamining.com
info@orlamining.com

Forward-looking Statements

This news release contains certain “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities legislation and within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the United States Exchange Act of 1934, as amended, the United States Private Securities Litigation Reform Act of 1995, or in releases made by the United States Securities and Exchange Commission, all as may be amended from time to time, including, without limitation, statements with respect to the use of funds and expectations regarding the closing of the offering, the Company’s construction and operation of projects, as well as its objectives and strategies. Forward-looking statements are statements that are not historical facts which address events, results, outcomes or developments that the Company expects to occur. Forward-looking statements are based on the beliefs, estimates and opinions of the Company’s management on the date the statements are made and they involve a number of risks and uncertainties. Certain material assumptions regarding such forward-looking statements were made, including without limitation, that all necessary approvals for the offering will be received, that there will be no material adverse change affecting the Company or its properties; that all required approvals will be obtained; that political and legal developments will be consistent with current expectations; that currency and exchange rates will be consistent with current levels; and that there will be no significant disruptions affecting the Company or its properties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements involve significant known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. These risks include, but are not limited to: risks related to failure to obtain necessary approvals, uncertainties inherent in the preparation of feasibility studies, including but not limited to, assumptions underlying the production estimates not being realized, changes to the cost assumptions, variations in quantity of mineralized material, grade or recovery rates, changes to geotechnical or hydrogeological considerations, failure of plant, equipment or processes, changes to availability of power or the power rates, ability to maintain social license, changes to interest or tax rates, changes in project parameters, delays and costs inherent to consulting and accommodating rights of local communities, environmental risks, title risks, commodity price and exchange rate fluctuations, risks relating to COVID-19, delays in or failure to receive access agreements or amended permits, risks inherent in the estimation of mineral reserves and mineral resources; and risks associated with executing the Company’s objectives and strategies, including costs and expenses, as well as those risk factors discussed in the Company's most recently filed management's discussion and analysis, as well as its annual information form dated March 29, 2021, available on www.sedar.com and www.sec.gov. Except as required by the securities disclosure laws and regulations applicable to the Company, the Company undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change.

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